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                                                                  EXHIBIT 99

KV PHARMACEUTICAL COMPANY

                                            CONTACT:
                                            CATHERINE M. BIFFIGNANI
                                            VICE PRESIDENT, INVESTOR RELATIONS
                                            314-645-6600

                                               [KV PHARMACEUTICAL logo]


FOR IMMEDIATE RELEASE



            KV PHARMACEUTICAL COMPANY REPORTS FISCAL 2005 RESULTS


                  TENTH CONSECUTIVE YEAR OF RECORD REVENUES

                 REVENUE GROWTH AT ALL THREE BUSINESS UNITS

             44% INCREASE IN CASH FLOW FROM OPERATING ACTIVITIES



St. Louis, MO., June 14, 2005 - KV Pharmaceutical Company (NYSE: KVa/KVb), a fully integrated specialty pharmaceutical company that develops, manufactures and markets technology distinguished branded and generic/non-branded prescription pharmaceutical products, today reported results for the fiscal year ended March 31, 2005, in line with the Company's previously announced outlook on operating results.

KV reported its tenth consecutive year of record revenues, with $303.5 million, led by higher sales at the Company's branded marketing division, Ther-Rx Corporation. Net earnings of $33.3 million, or $0.63 per share, include a loss of $0.01 per share in the fiscal fourth quarter, again in line with our previous announcement and reflecting the combined impact of higher planned growth investments and several short-term events. KV generated $49.0 million in cash flow from operating activities in the fiscal year, an increase of 44% over the prior year.

"Our investments are yielding successes like our Clindesse(TM) product, already among the market leaders, and are supporting a pipeline of over 50 branded and generic/non-branded products," said Marc S. Hermelin, Vice Chairman and CEO. "We continue to employ a multi-pronged strategy for growing our branded and generic product lineups as well as our Company, including in-house product development and external acquisitions and collaborations. These efforts include the recent acquisition of worldwide marketing rights to a promising branded endometriosis product that we expect will start Phase III clinical studies later this year and a 10-plus product agreement with a leading international generic firm. We are looking forward to a very productive fiscal 2006."


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FISCAL 2005 RESULTS
-------------------

Net revenues for fiscal 2005 increased $19.6 million, or 7%, to $303.5 million, compared to $283.9 million in fiscal 2004 representing the Company's tenth consecutive year of record revenue performance. The increase in revenues was due primarily to higher sales of the Company's branded marketing division, Ther-Rx Corporation. Gross profits for the 2005 fiscal year totaled $195.8 million, or 65% of revenue, compared with $185.5 million, or 65% of revenue for the prior year.

Net income decreased 27% to $33.3 million, compared with $45.8 million in fiscal 2004. Net income per diluted common share for fiscal 2005 was $0.63, a decrease of 25%, compared with $0.84 per diluted common share for fiscal 2004, after adjusting for 8.7 million additional shares reflecting the Company's outstanding Contingent Convertible Debt.

During fiscal 2005, KV continued its planned investments in research and development to grow its product pipeline. R&D expenses increased 14% to $23.5 million for fiscal 2005, compared to $20.7 million for fiscal 2004. These increased research and development expenditures will continue to support the development of important new products such as our recently approved and launched Clindesse(TM), a one-dose vaginal cream for bacterial vaginosis. Since market introduction in the fourth quarter of fiscal 2005, Clindesse(TM) had achieved a 13% market share of the bacterial vaginosis marketplace by fiscal year-end. The Company will continue to focus its research and development activities on its current internal pipeline of more than 50 products for both its Ther-Rx and ETHEX businesses, including co-development agreements with various partners for products that it would expect to begin to be filed with the Food and Drug Administration either late this calendar year, or during the first part of 2006. The Company expects research and development expenditures for fiscal 2006 to increase between 30% and 35% over research and development expenditures during fiscal 2005.

For fiscal 2005, there was a 32% increase in selling general and administrative expenses to $116.6 million, compared to $88.3 million in fiscal 2004. The increase resulted primarily from growth in the Ther-Rx branded division sales force, where today we have approximately 240 sales representatives. Also contributing to the increase were expenses associated with the launch of Clindesse(TM) and other expenses associated with the on-going promotion of its existing branded products, as well as higher professional fees and expenses, including costs attributable to litigation relating to the Company's submission of a Paragraph IV ANDA filing on Astra Zeneca's Toprol XL(R) 100 mg and Toprol XL(R) 200 mg and other previously reported litigation. The Company expects its selling, general and administrative expenses to increase between 20% and 25% for fiscal 2006 in part to reflect a full year of an expanded sales force combined with on-going product promotional support. Ther-Rx expects to launch two additional products in fiscal 2006.

The Company also reported an increase in capital expenditures to $63.6 million, compared to $21.8 million for fiscal 2004. This increase reflected the continued expansion of the Company's facilities and research and manufacturing capabilities to support future growth.

The Company expects fiscal 2006 to be another year of record revenues and a return to growth in net income more comparable to historical earnings growth.



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FOURTH QUARTER RESULTS
----------------------

KV's fourth quarter was impacted by the confluence of what we view as several unforeseeable and short-term developments during a period in which we already had committed to invest significantly in the future growth of the Company.

For the fourth quarter of fiscal 2005, net revenues decreased 15% to $71.2 million, compared to $83.9 million in the fourth quarter of fiscal 2004.

The Company experienced a net loss per diluted common share for the fourth quarter of fiscal 2005 of $.01 compared with net income of $.24 per diluted common share for the fourth quarter of fiscal 2004.

As previously disclosed in the Company's preliminary outlook, the decline in fourth quarter revenues and net income resulted primarily from delayed approvals for certain generic products including Diltiazem, the hiring of an additional 30 Ther-Rx branded sales representatives, the impact of marketing and promotional expenses associated with the launch of the Company's latest NDA approval, Clindesse(TM), the temporary supply disruption for the Company's PrimaCare(TM) ONE product that has since been resolved, and lower volume, price erosion and product mix at the Company's ETHEX Corporation generic/non-branded division. The decline in revenues between the fourth quarter of fiscal 2005 and the fourth quarter of fiscal 2004 was also related to price increases and trade show buy-ins that occurred during the fourth quarter of fiscal 2004 that did not reoccur at similar levels during the fourth quarter of fiscal 2005.



FINANCIAL CONDITION
-------------------

The financial condition of the Company remains strong. The Company reported cash and marketable securities of $205.5 million at fiscal year end. The Company generated $49.0 million of cash flow from operating activities during the year, an increase of 44% compared with $34.0 million during fiscal 2004. The Company is actively evaluating and pursuing acquisitions and other commercial opportunities that are consistent with its strategic goals in order to leverage its current financial resources. Highlights are as follows:

     o    12% return on average equity in fiscal 2005

     o    Debt-to-Equity ratio of .72-to-1 as of March 31, 2005

     o Increase in credit facilities from $65.0 million to $140.0 million with no cash borrowing

     o    Working capital of $302.5 million as of March 31, 2005



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THER-RX CORPORATION - NEW NDA APPROVAL AND LAUNCH OF CLINDESSE(TM)
------------------------------------------------------------------

Ther-Rx Corporation's net sales increased $7.2 million, or 9%, to $90.1 million in fiscal 2005. Ther-Rx revenues contributed 30% of consolidated corporate revenues with average gross margins of 88%.

For the fiscal year, net sales of the women's healthcare product line increased 12%, or $6.0 million, due to the launch of Clindesse and market share gains in key products.

As of the end of fiscal 2005, Ther-Rx's Gynazole-1(R) had captured a 32% share of the prescription vaginal anti-fungal cream marketplace according to IMS, up from 27% at the end of fiscal 2004. Gynazole-1(R) net sales increased 14%, or $2.7 million, in fiscal 2005 to $21.3 million.

For the third consecutive year, the PreCare(R) family of products continued to be the number one branded line of prescription prenatal nutritional supplements in the United States with a 36% share of the prescription prenatal market according to IMS and reported revenues for fiscal 2005 of $31.7 million. Included in the PreCare(R) family of products are two of the fastest growing products in the prescription prenatal marketplace - PrimaCare(R) and PrimaCare(R) ONE, the leading prescription prenatals containing essential fatty acids with PrimaCare(R) ONE being the only one-dose prescription prenatal of its kind to include these important nutrients.

Ther-Rx's line of hematinic products grew 23% over fiscal 2004 with sales increasing $4.7 million, to $25.4 million, compared to $20.7 million for fiscal 2004. During the year, the Niferex(R) and Chromagen(R) product lines experienced a 53% and 75% growth in new prescriptions, respectively.



ETHEX CORPORATION - SPECIALTY GENERIC MARKETING DIVISION COMPRISED 63% OF
-------------------------------------------------------------------------
CONSOLIDATED CORPORATE REVENUES WITH AVERAGE GROSS MARGINS OF 59%
-----------------------------------------------------------------

KV's specialty generic/non-branded unit, ETHEX Corporation reported fiscal 2005 revenues of $191.9 million, an increase of $10.4 million, or 6%, compared to fiscal 2004 revenues of $181.5 million. Results for fiscal 2005 were partially reflective of a $9.0 million decline in sales volume during the fourth quarter to $40.2 million, compared to $49.1 million in fiscal 2004, due to lower volume, price deterioration and product mix, as well as delays in approvals that had been anticipated for the fourth quarter of the fiscal year.

ETHEX's operating performance remained strong as measured by gross profit margins, which the Company believes remain significantly higher than gross margins in the generic drug industry segment. While revenues for ETHEX were down during the fourth quarter due to factors previously discussed, revenues in higher margin products and increase in volumes on its existing line through the first three quarters of fiscal 2005, resulted in only a slight gross margin deterioration from 61% for fiscal 2004 to 59% for fiscal 2005.


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The Company also saw slower-than-expected approvals of Abbreviated New Drug
Applications (ANDA's) by the U.S. Food and Drug Administration, however, the Company is optimistic regarding coming approvals.

During fiscal 2005, ETHEX introduced six new products, including four ANDA approvals such as, Morphine Sulfate ER Tabs, 15 and 60 mg, Fluticasone .05% cream and Carbidopa/Levodopa ER Tablets, 50 mg/200 mg. Shortly after year-end, in May 2005, the Company received an ANDA approval for Prednisolone Sodium Phosphate which ETHEX has since launched into the marketplace.

The Company believes that throughout fiscal 2006 it will continue to see additional significant approvals for its generic/non-branded business, such as Diltiazem which the Company believes would positively impact top-line growth for ETHEX during fiscal 2006.

The Company has more than 50 products in its development pipeline, including internal development projects as well as multiple co-development products with companies such as Glenmark Pharmaceuticals of India and Strides Arcolab of India, whereby ETHEX has the exclusive marketing rights in North America for most of the products and worldwide marketing rights for two of the products. One product of the Glenmark agreement is expected to be submitted to the U.S. Food and Drug Administration during calendar 2005 and the first of the Strides products is expected to be submitted to the agency during fiscal 2006.



PARTICLE DYNAMICS, INC. - A YEAR OF RETURNING TO POSITIVE TOP LINE GROWTH
-------------------------------------------------------------------------
WITH REVENUES UP 11%
--------------------

During fiscal 2005, sales of specialty, value-added raw material products increased 11% to $18.3 million, or an increase of $1.8 million, compared to $16.6 million in revenues for fiscal 2004. This increase in revenue was due to the addition of new customers in new areas of focus, as well as new product offerings for its customers. Particle Dynamics, Inc. will continue to play a strategic role in the development and manufacturing of raw material ingredients to be utilized in current and future products marketed by both the Company's Ther-Rx and ETHEX divisions.

The Company looks to see continued profitability and growth from Particle Dynamics, Inc. throughout fiscal 2006.



RECENT BUSINESS HIGHLIGHTS:
---------------------------

     o   April 2004        Entered into an agreement with Arrow
                           Pharmaceuticals, Ltd. To market in Australia and
                           New Zealand, KV's one-dose prescription cream treatment for vaginal yeast infections,
                           Gynazole-1(R)

     o   May 2004          Approval from the U.S. Food and Drug
                           Administration (FDA) to market Morphine Sulfate
                           15 and 60 mg. strengths at ETHEX Corporation


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     o   Sept. 2004        Launch of PrimaCare(R) ONE a proprietary line
                           extension to Ther-Rx's PrimaCare(R) nutritional product, formulated to provide both prenatal and postnatal nutritional support for women throughout their childbearing years with the convenience of one-dose-per-day regimen containing essential fatty acids (EFA's)

     o   Nov. 2004         KV ranked in Forbes' list of "America's 200 Best
                           Small Companies"

     o   Dec. 2004         Approval from U.S. FDA for KV's first one-dose
                           treatment for Bacterial Vaginosis, Clindesse(TM), which incorporates KV's proprietary SITE
                           RELEASE(R) technology. As of May 2005,
                           Clindesse(R) has garnered 15% of the bacterial vaginosis market share since launch in early
                           February 2005

     o   Jan. 2005         Entered into an agreement with RIMSA for the
                           granting of licensing rights covering
                           Gynazole-1(R) and Clindesse(TM) for marketing in Mexico

     o   March 2005        Entered into an agreement with ISDIN, S.A.
                           (Esteve/Puig) for licensing rights covering
                           Gynazole-1(R) and Clindesse(TM) for marketing in Spain, Portugal and Andorra

     o   May 2005          Acquisition of full worldwide marketing rights to
                           a first-of-its kind endometriosis product in a transaction valued at $25 million. Anticipate
                           Phase III trials to begin during fiscal 2006

     o   May 2005          Concluded agreement with Strides Arcolab of India
                           for 10 generic products that will be exclusively marketed through ETHEX Corporation, with the first product expected to be submitted to the U.S. FDA for review during fiscal 2006



     FISCAL 2006 GROWTH INITIATIVES:
     -------------------------------

         o Continued revenue growth and market share gain for KV's NDA product, Clindesse(TM). The Company believes that Clindesse(TM) has the potential of achieving $20 million in sales for fiscal 2006 after already capturing 15% of the bacterial vaginosis market share to date.

         o Anticipated receipt of ANDA approvals for Diltiazem and Levothyroxine among other products filed at the FDA.

         o Introduction of approximately six to eight additional new products in the generic/non-branded and branded units including products in the women's healthcare and iron supplementation categories in the Ther-Rx division.

         o Ongoing efforts to capitalize on expansion opportunities for the branded business into new therapeutic areas of interest consistent with the Company's strategy of


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                  emphasizing niche markets that allow for reaching
                  specialty physicians with a focused sales force.

         o One product from the Glenmark agreement is expected to be filed with the FDA in calendar 2005 and the first product from the agreement between KV and Strides Arcolab is expected to be submitted to the FDA during fiscal 2006.



ABOUT KV PHARMACEUTICAL COMPANY
KV Pharmaceutical Company is a fully integrated specialty pharmaceutical company that develops, manufactures and markets and acquires technology-distinguished branded and generic/non-branded prescription pharmaceutical products. The Company markets its technology distinguished products through ETHEX Corporation, a national leader in pharmaceuticals that compete with branded products, and Ther-Rx Corporation, its emerging branded drug subsidiary. KV has consistently ranked as one of America's fastest growing small companies, most recently by Forbes' in its November 2004 issue.

For further information about KV Pharmaceutical Company, please visit the Company's corporate website at www.kvpharmaceutical.com.





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SAFE HARBOR
The information in this release may contain various forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995 ("PSLRA") and which may be based on or include assumptions concerning KV's operations, future results and prospects. Such statements may be identified by the use of words like "plans", "expect", "aim", "believe", "projects", "anticipate", "commit", "intend", "estimate", "will", "should", "could" and other expressions that indicate future events and trends.

All statements that address expectations or projections about the future, including without limitation, statements about the Company's strategy for growth, product development, regulatory approvals, market position, expenditures and financial results, are forward-looking statements.

All forward-looking statements are based on current expectations and are subject to risk and uncertainties. In connection with the "safe harbor" provisions, KV provides the following cautionary statements identifying important economic, political and technology factors which, among others, could cause actual results or events to differ materially from those set forth or implied by the forward-looking statements and related assumptions,.

Such factors include (but are not limited to) the following: (1) changes in the current and future business environment, including interest rates and capital and consumer spending; (2) the difficulty of predicting FDA approvals, including timing, and that any period of exclusivity may not be realized; (3) acceptance and demand for new pharmaceutical products; (4) the impact of competitive products and pricing; (5) new product development and launch including but not limited to the possibility that any product launch may be delayed or that product acceptance may be less than anticipated; (6) reliance on key strategic alliances; (7) the availability of raw materials;
(8) the regulatory environment; (9) fluctuations in operating results;
(10)the difficulty of predicting international regulatory approval, including timing; (11) the difficulty of predicting the pattern of inventory movements by the Company's customers; (12) the impact of competitive response to the Company's sales, marketing and strategic efforts; (13) risks that the Company may not ultimately prevail in litigation; and (14) the risks detailed from time to time in the Company's filings with the Securities and Exchange Commission.

This discussion is by no means exhaustive, but is designed to highlight important factors that may impact the Company's outlook. We are under no obligation to update any of the forward-looking statements after the date of this report.



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
                                       KV PHARMACEUTICAL COMPANY AND SUBSIDIARIES
                                             CONSOLIDATED FINANCIAL RESULTS
                                    (unaudited; in thousands, except per share data)
=======================================================================================================================

                                    CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            THREE MONTHS ENDED                    YEAR ENDED
                                                                 MARCH 31,                         MARCH 31,
                                                        ----------------------------       -------------------------
                                                            2005             2004            2005            2004
====================================================================================================================
Net revenues:
     Branded products..................................   $ 25,608         $ 30,280        $ 90,085        $ 82,868
     Specialty generics................................     40,185           49,144         191,870         181,455
     Specialty materials and other.....................      5,434            4,521          21,538          19,618
                                                       -------------------------------------------------------------
         Total net revenues............................     71,227           83,945         303,493         283,941
Cost of sales..........................................     27,157           30,536         107,682          98,427
                                                       -------------------------------------------------------------
Gross profit...........................................     44,070           53,409         195,811         185,514
                                                       -------------------------------------------------------------
Operating expenses:
     Research and development..........................      6,725            5,843          23,538          20,651
     Selling and administrative........................     37,629           25,903         116,638          88,333
     Amortization of intangible assets.................      1,212            1,123           4,653           4,459
     Litigation........................................       (587)               -          (1,430)         (1,700)
                                                       -------------------------------------------------------------
         Total operating expenses......................     44,979           32,869         143,399         111,743
                                                       -------------------------------------------------------------

Operating income (loss)................................       (909)          20,540          52,412          73,771
                                                       -------------------------------------------------------------

Other expense (income):
     Interest expense..................................      1,156            1,255           5,432           5,865
     Interest and other income.........................       (897)            (569)         (3,048)         (2,092)
                                                       -------------------------------------------------------------
         Total other expense, net......................        259              686           2,384           3,773
                                                       -------------------------------------------------------------
Income (loss) before income taxes......................     (1,168)          19,854          50,028          69,998
Provision (benefit) for income taxes...................       (648)           6,349          16,759          24,150
                                                       -------------------------------------------------------------

Net income (loss)......................................   $   (520)        $ 13,505        $ 33,269        $ 45,848
                                                       =============================================================

Net income (loss) per Common share - diluted...........   $  (0.01)        $   0.24        $   0.63        $   0.84
                                                       =============================================================

Average shares outstanding - diluted...................     50,835           59,610          59,468          58,708




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                                      CONDENSED CONSOLIDATED FINANCIAL INFORMATION

                                                                                             2005             2004
=======================================================================================================================
Balance Sheet Information (as of March 31)
     Cash and cash equivalents......................................................      $ 159,825        $ 191,581
     Marketable securities..........................................................         45,694           35,330
     Receivables, net...............................................................         62,361           65,872
     Inventory, net.................................................................         53,945           50,697
     Prepaid and other current assets...............................................          9,530            6,591
     Deferred tax asset.............................................................          5,827            8,037
                                                                                         ------------------------------
         Total current assets.......................................................        337,182          358,108
     Property and equipment, net....................................................        131,624           75,777
     Intangible assets and goodwill.................................................         76,430           80,809
     Other assets...................................................................         13,081           13,744
                                                                                         ------------------------------
                                                                                          $ 558,317        $ 528,438
                                                                                         ==============================

     Current liabilities............................................................      $  34,717        $  51,476
     Long-term debt and other long-term liabilities.................................        230,898          219,213
     Shareholders' equity...........................................................        292,702          257,749
                                                                                         ------------------------------
                                                                                          $ 558,317        $ 528,438
                                                                                         ==============================

     Working capital................................................................      $ 302,465        $ 306,632
     Working capital ratio..........................................................       9.7 to 1         7.0 to 1
     Debt to equity ratio...........................................................       .72 to 1         .85 to 1


Cash Flow Information (year ended March 31)
     Net cash provided by (used in):
         Operating activities........................................................     $  49,030        $  34,007
         Investing activities........................................................       (74,187)         (40,370)
         Financing activities........................................................        (6,599)         136,708
                                                                                         ------------------------------
     Increase (decrease) in cash and cash equivalents................................       (31,756)         130,345
     Cash and cash equivalents, beginning of year....................................       191,581           61,236
                                                                                         ------------------------------
     Cash and cash equivalents, end of year..........................................     $ 159,825        $ 191,581
                                                                                         ==============================

=======================================================================================================================
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